Exhibit 23.2

Consent Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan and the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan of our reports dated February 17, 2011, with respect to the consolidated financial statements of Chipotle Mexican Grill, Inc. and the effectiveness of internal control over financial reporting of Chipotle Mexican Grill, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

May 24, 2011